Exhibit 24
FAIR ISAAC CORPORATION
Power of Attorney
of Director and/or Officer
     KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned director and/or officer of FAIR ISAAC CORPORATION, a Delaware corporation (“Company”), does hereby make, constitute and appoint CHARLES M. OSBORNE and ANDREA M. FIKE, and each or any one of them, the undersigned’s attorney-in-fact, with full power of substitution, for the undersigned in any and all capacities to sign and affix the undersigned’s name as such director and/or officer of said Company to a Registration Statement or Registration Statements, on Form S-8 or other applicable form, and all amendments, including post-effective amendments, thereto regarding the Company’s 1992 Long-term Incentive Plan (As Amended Effective May 15, 2005) to be filed by said Company with the Securities and Exchange Commission, Washington, D.C., in connection with the registration under the Securities Act of 1933, as amended, of shares of stock of said Company and to file the same, with all exhibits thereto and other supporting documents, with said Commission, granting unto the attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.
     IN WITNESS WHEREOF, the undersigned has hereunto set the undersigned’s hand this 12th day of April, 2006.

/s/ Thomas G. Grudnowski Thomas G. Grudnowski	/s/ Tony J. Christianson Tony J. Christianson

/s/ Charles M. Osborne Charles M. Osborne	/s/ Alex W. Hart Alex W. Hart

/s/ Michael J. Pung Michael J. Pung	/s/ Guy R. Henshaw Guy R. Henshaw

/s/ A. George Battle A. George Battle	/s/ William J. Lansing William J. Lansing

/s/ Andrew Cecere Andrew Cecere	/s/ Margaret L. Taylor Margaret L. Taylor